Exhibit 16.1

[BKR Longanbach Giusti, LLC Letterhead]


August 12, 2005


Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549

RE:  Diamond Hill Investment Group, Inc.

We have read the statements that we understand Diamond Hill Investment Group, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,


/s/BKR Longanbach Giusti, LLC